Exhibit 99.1

Kymera Therapeutics Announces First Quarter 2022 Financial Results and

Provides a Business Update

IRAK4 degrader KT-474 Phase 1 patient cohort amended to extend dosing from 14 to 28 days,

enabling inclusion of exploratory clinical efficacy endpoints and extended safety monitoring

Clinical trials initiated for STAT3 (KT-333) and IRAKIMiD (KT-413) oncology programs

Pre-clinical data presented at AACR on first-in-class MDM2 degrader, KT-253, highlighting the potential benefit of degradation over inhibition and broader clinical opportunities; IND filing planned for 2H22

March 31, 2022 cash balance of approximately $523 million, providing cash runway into 2025

Company to hold quarterly results call at 8am EST (833-740-0921 or 409-937-8885, ID #2984916)

Watertown, Mass. (May 3, 2022) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing targeted protein degradation to deliver novel small molecule protein degrader medicines, today reported business highlights and financial results for the first quarter ended March 31, 2022.

“Kymera has made continued progress in the first quarter against our goals to build a fully integrated degrader medicines company,” said Nello Mainofi, PhD, Co-Founder, President and CEO. “With three active clinical programs, 2022 promises to be a year rich in data and milestones that build upon our prior scientific achievements. Of note, we anticipate sharing initial safety and proof-of-mechanism data for our two oncology programs, KT-413 and KT-333, and filing an IND for our MDM2 program, KT-253, in the second half of 2022. Additionally, we have finalized the dose selection and amended the design of the KT-474 Phase 1 patient cohort to include 28 days of dosing, which is now expected to deliver additional key de-risking data in 2H22. With a robust pre-clinical pipeline complementing our clinical stage programs, and a cash runway into 2025, we remain well-positioned to deliver at least one new clinical program per year, thus broadening the potential clinical and eventual commercial impact of our pipeline.”

Business Highlights and Recent Developments

IRAK4 Degrader Program (KT-474)

Background. KT-474 is designed as a potent, highly selective, orally bioavailable IRAK4 degrader, in development for the treatment of IL-1R/TLR-driven autoimmune and autoinflammatory diseases with high unmet medical needs. In 2021, Kymera completed dose escalation in the single ascending dose (SAD) and multiple ascending dose (MAD) portions of its KT-474 Phase 1 trial, the industry’s first randomized, placebo-controlled trial in healthy adult volunteers for a heterobifunctional degrader drug. The data demonstrated near complete IRAK4 degradation in PBMC and skin, robust inhibition of multiple ex vivo-stimulated disease-relevant cytokines, and a favorable safety profile. Kymera is collaborating with Sanofi on the development of degrader candidates targeting IRAK4, including KT-474 (SAR444656), outside of the oncology and immuno-oncology fields.

Recent Updates. Kymera has selected the equivalent of 100 mg, in the fed state, as the dose for the Phase 1 patient cohort (Part C), which is expected to enroll up to 20 total patients with hidradenitis suppurativa (HS) and atopic dermatitis (AD). In alignment with the U.S. Food and Drug Administration (FDA) and partner Sanofi, the Part C protocol has been amended to extend the dosing period from 14 to 28 days. In addition to pharmacokinetics (PK) and pharmacodynamics (PD) data, including key inflammatory biomarker readouts in both skin and plasma, this change will allow for the exploration of clinical endpoints in both HS and AD patients, as well as an extended safety dataset. Clinical endpoints to be evaluated include Eczema Area and Severity Index (EASI) for AD, total abscess and inflammatory nodule count for HS, as well as additional measures of symptoms and physician or investigator global assessments for both diseases. More information on the Phase 1 study can be found at www.clinicaltrials.gov, identifier NCT04772885.

Exhibit 99.1

Expected 2022 Milestones:

•
Present clinical data from patient cohort in HS and AD patients (2H22)
•
Deliver data package to Sanofi for decision to proceed to Phase 2 (2H22)

STAT3 Degrader Program (KT-333)

Background. A target long considered “undruggable,” STAT3 is a transcriptional regulator that has been linked to numerous cancers and other inflammatory and autoimmune diseases. Kymera is developing selective STAT3 degraders for the treatment of hematological malignancies and solid tumors, as well as autoimmune and fibrotic diseases. The Company’s STAT3 degraders have the potential to provide a transformative solution to address multiple STAT3-dependent pathologies. KT-333 is being evaluated in an ongoing Phase 1 trial in adult patients with certain relapsed/refractory liquid and solid tumors, including aggressive lymphomas.

Recent Updates. In 4Q of 2021, Kymera received IND clearance from FDA for KT-333, its first-in-class STAT3 degrader. The first clinical site was activated in 1Q22, and patient recruitment is underway. Dose escalation is expected throughout 2022, with data available later this year.

Expected 2022 Milestones:

•
Present patient data, including initial safety and proof-of-mechanism clinical data, to de-risk further development (2H22)

IRAKIMiD Degrader Program (KT-413)

Background. Kymera is developing novel heterobifunctional degraders that target degradation of both IRAK4 and IMiD substrates, Ikaros and Aiolos, with a single small molecule. KT-413 is designed to address both the IL-1R/TLR and the Type 1 IFN pathways synergistically to broaden activity against MYD88-mutant B cell malignancies. KT-413 is being evaluated in an ongoing Phase 1 trial in adult patients with relapsed/refractory B cell lymphomas, including MYD88-mutant diffuse large B cell lymphoma (DLBCL).

Recent Updates. In 4Q of 2021, Kymera received IND clearance from FDA for KT-413, its first-in-class IRAKIMiD degrader. The first clinical site was activated in 1Q22, and patient recruitment is underway. Dose escalation is expected throughout 2022, with data available later this year

Expected 2022 Milestones:

•
Present patient data, including initial safety and proof-of-mechanism clinical data, to de-risk further development (2H22)

MDM2 Degrader Program (KT-253)

Background. MDM2 is the crucial regulator of the most common tumor suppressor, p53 which remains intact (WT) in more than 50% of cancers. Kymera is developing a highly potent MDM2 degrader that, unlike small molecule inhibitors, has been shown preclinically to have the ability to suppress the MDM2 feedback loop and can rapidly induce apoptosis, even with brief exposures. KT-253 has the potential to be effective in a wide range of hematological malignancies and solid tumors with functioning (WT) p53.

Recent Updates. In 4Q of 2021, Kymera nominated KT-253, its first-in-class MDM2 degrader, as development candidate. KT-253 is currently in IND enabling activities to support an IND filing in 2H22. In April, the Company presented preclinical data highlighting the biological superiority of MDM2 degradation over inhibition at the American Association for Cancer Research (AACR) Annual Meeting in New Orleans, LA. KT-253 demonstrated extremely potent in vitro cell killing and in vivo anti-tumor activity with intermittent dosing that is superior to data reported for existing small molecule inhibitors and indicates the potential for improved efficacy, safety, and broader clinical utility.

Expected 2022 Milestones:

•
File IND for KT-253 (2H22)
•
Present new preclinical data elucidating indication expansion strategies (2H22)

Exhibit 99.1

Platform and Discovery Programs

Background. Kymera is leveraging the Company’s proprietary E3 Ligase Whole-Body Atlas, including the differential expression profile of known E3 ligases, to pursue targets and indications that may benefit from tissue-restricted or -selective degradation. Kymera has also expanded the Company’s platform to develop a new generation of molecular glue degraders for high value undrugged and non-ligandable targets. Multiple programs are approaching development stage in 2022 from its discovery pipeline with at least one using a tissue restricted E3 ligase.

Recent Updates. In April 2022, Kymera delivered multiple presentations at the 2nd Annual Ligase Targeting Drug Development Summit, focusing on the disclosure of a novel liganded E3 ligase now part of Kymera’s expanding E3 ligase toolbox and unveiling, for the first time, Kymera’s broad approach to selecting and validating ligandability, biology, and expression of novel E3 ligases.

New Appointments

Earlier this year, the Company announced the appointment of John Maraganore, Ph.D. to its Board of Directors. Dr. Maraganore joins Kymera’s Board after having led Alnylam Pharmaceuticals as founding CEO and Director and transformed the field of RNA therapeutics for the last nearly 20 years. Dr. John Maraganore served as the founding CEO and a Director of Alnylam from 2002 to 2021, where he built and led the company from early platform research on RNA interference through global approval and commercialization of the first four RNAi therapeutic medicines, ONPATTRO®, GIVLAARI®, OXLUMO®, and Leqvio®.

Recently, Kymera appointed Todd Cooper to lead communications and corporate affairs. Cooper joins Kymera from Sanofi, where he led internal and external communications that enhanced the global pharmaceutical company’s scientific reputation, highlighted the company’s pipeline across all media types and engaged the R&D organization globally.

Conference Call

To access the conference call via phone, please dial 833-740-0921 (U.S.) or +1 409-937-8885 (International) and use the conference ID 2984916. A live webcast of the event will be available under “Events and Presentations” in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available for one month following the event.

First Quarter 2022 Financial Results

Collaboration Revenues: Collaboration revenues were $9.6 million for the first quarter of 2022 compared to $18.7 million the first quarter of 2021. Collaboration revenues include revenue from the Company’s Sanofi and Vertex collaborations.

Research and Development Expenses: Research and development expenses were $35.9 million for the first quarter of 2022 compared to $26.0 million for the first quarter of 2021. This increase was primarily due to direct expenses related to clinical activities for our IRAK4, IRAKIMiD, and STAT3 programs, as well as increased expenses related to the investment in our MDM2 programs, platform, discovery programs, and Vertex collaboration, as well as an increase in occupancy and related costs due to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $3.9 million and $1.7 million in the first quarter of 2022 and the first quarter of 2021, respectively.

General and Administrative Expenses: General and administrative expenses were $10.6 million for the first quarter of 2022, compared to $5.9 million for the first quarter of 2021. This increase was primarily due to increases in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, occupancy, and other expenses from an increase in headcount to support our growth. Stock based compensation expenses included in G&A were $4.0 million and $1.4 million in the first quarter of 2022 and the first quarter of 2021, respectively.

Net Loss: Net loss was $36.7 million for the first quarter of 2022 compared to a net loss of $13.1 million for the first quarter of 2021.

Exhibit 99.1

Cash and Cash Equivalents: As of March 31, 2022, Kymera had $523.3 million in cash, cash equivalents, and investments. Kymera expects that its cash, cash equivalents, excluding any future potential milestones from collaborations, will enable the Company to fund its operational plans into 2025 while the Company continues to identify opportunities to accelerate growth and expand its pipeline, technologies, and clinical indications.

About Kymera Therapeutics

Kymera is a biopharmaceutical company pioneering the field of targeted protein degradation, a transformative approach to address disease targets and pathways inaccessible with conventional therapeutics. Kymera’s Pegasus platform is a powerful drug discovery engine, advancing novel small molecule therapies candidates designed to harness the body’s innate protein recycling machinery to degrade dysregulated, disease-causing proteins. With a focus on undrugged nodes in validated pathways, Kymera is advancing a pipeline of novel therapeutic candidates designed to address the most intractable of pathways and provide new treatments for patients. Kymera’s initial programs target IRAK4, IRAKIMiD, and STAT3 within the IL-1R/TLR or JAK/STAT pathways, providing the opportunity to treat patients with a broad range of immune-inflammatory diseases, hematologic malignancies, and solid tumors. For more information, visit www.kymeratx.com.

About Kymera’s Pegasus™ Platform

Kymera’s Pegasus platform is a powerful drug discovery engine that enables the discovery of novel small molecule protein degrader medicines designed to target and disrupt specific protein complexes and full signaling cascades in disease, placing once elusive disease targets within reach. The key components of the platform combine Kymera’s broad understanding of the localization and expression levels of the hundreds of E3 ligases in the human body with the Company’s proprietary E3 Ligase Binders Toolbox, and advanced chemistry, biology, and computational capabilities to develop protein degraders that address significant, unmet medical needs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements by Kymera Therapeutics regarding its: strategy, business plans and objectives for the IRAK4, IRAKIMiD,STAT3 and MDM2 degrader programs; plans and timelines for the clinical development of its product candidates, including the therapeutic potential, clinical benefits and safety thereof; expectations regarding timing, success and data announcements of current ongoing clinical trials; the ability to initiate new clinical programs; and cash position and expected runway. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our current and future preclinical studies and clinical trials, supply chain, strategy and future operations; the delay of any current and future preclinical studies or clinical trials or the development of Kymera Therapeutics' drug candidates; the risk that the results of current preclinical studies and clinical trials may not be predictive of future results in connection with future clinical trials; Kymera Therapeutics' ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Kymera Therapeutics' planned interactions with regulatory authorities; obtaining, maintaining and protecting its intellectual property; and Kymera Therapeutics' relationships with its existing and future collaboration partners. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the Annual Report on Form 10-K for the period ended December 31, 2021 and most recent Quarterly Report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics' subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Exhibit 99.1

KYMERA THERAPEUTICS, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Cash, cash equivalents and marketable securities	$ 23,290	$ 567,605
Property and equipment, net	11,759	11,881
Other assets	28,011	26,419
Total assets	$ 563,060	$ 605,905
Liabilities and Stockholders’ Equity
Deferred revenue	$ 92,675	$ 101,034
Other liabilities	41,665	45,233
Total liabilities	134,340	146,267
Total stockholders’ equity	428,720	459,638
Total liabilities and stockholders’ equity	$ 563,060	$ 605,905

Exhibit 99.1

KYMERA THERAPEUTICS, INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Collaboration Revenue—from related parties	$ 9,622	$ 18,702

Operating expenses:
Research and development	$ 35,944	$ 25,962
General and administrative	10,611	5,909
Total operating expenses	46,555	31,871
Loss from operations	(36,933)	(13,169)
Other income (expense):
Interest and other income	290	118
Interest and other expense	(41)	(24)
Total other income	249	94
Net loss	$ (36,684)	$ (13,075)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.71)	$ (0.29)
Weighted average common stocks outstanding, basic and diluted	51,651,125	44,649,572

Investor Contacts:

Bruce Jacobs

Chief Financial Officer

investors@kymeratx.com

857-285-5300

Chris Brinzey

Managing Director, Westwicke

chris.brinzey@westwicke.com

339-970-2843

Media Contact:

Todd Cooper

Senior Vice President, Corporate Affairs

tcooper@kymeratx.com